                                                                       EXHIBIT 2

                  WORLDCRISA CORPORATION AND CRISA CORPORATION
                         (WHOLLY OWNED SUBSIDIARIES OF
                        AMERICAN ASSETS HOLDING COMPANY)

                  Combined Financial Statements
                  Year Ended December 31, 1996,
                  Supplemental Schedule
                  Year Ended December 31, 1996, and Independent Auditors' Report

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                       ------
Independent auditors' report.........................................................    1
Combined financial statements as of December 31, 1996, and for the year then ended:
  Combined Balance Sheet.............................................................    2
  Combined Statement of Operations and Accumulated Deficit...........................    3
  Combined Statement of Cash Flows...................................................    4
  Notes to Combined Financial Statements.............................................   5-10
Supplemental schedule for the year ended December 31, 1996:
  Independent Auditors' Report on Supplemental Schedule..............................    11
  Combining Statement of Operations..................................................    12

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying combined balance sheet of WorldCrisa Corporation and Crisa Corporation (the "Companies"), wholly owned subsidiaries of American Assets Holding Company and indirect wholly owned subsidiaries of Vitro, S.A., as of December 31, 1996, and the related combined statements of operations and accumulated deficit and cash flows for the year then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Companies as of December 31, 1996, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the combined financial statements, the Companies changed their method of accounting for capitalized costs included in inventory during 1996.

Deloitte & Touche LLP
August 22, 1997
Dallas, Texas

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

ASSETS
Current assets:
  Accounts receivable (less allowance for uncollectible accounts of $1,440)........  $10,391
  Due from affiliated companies (Note 3)...........................................    1,259
  Inventory (Note 2)...............................................................   19,639
  Prepaid expenses and other assets................................................      148
                                                                                     --------
     Total current assets..........................................................   31,437
Property and equipment (Note 4)....................................................      578
Excess of cost over net assets of acquired business................................    8,402
Other assets.......................................................................      635
                                                                                     --------
Total assets.......................................................................  $41,052
                                                                                     ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Notes payable to banks (Note 5)..................................................  $16,317
  Accounts payable.................................................................    4,347
  Bank overdrafts..................................................................      402
  Due to affiliated companies (Note 3).............................................    1,238
  Accrued liabilities..............................................................    3,604
  Current portion of capital lease obligations (Note 7)............................       53
                                                                                     --------
     Total current liabilities.....................................................   25,961
Capital lease obligations (Note 7).................................................       35
                                                                                     --------
     Total liabilities.............................................................   25,996
Stockholder's equity:
  Common stock (Class A), $.01 par value -- 510 shares authorized, issued and outstanding
  Common stock (Class B), $.01 par value -- 1,490 shares authorized, 490 shares issued and outstanding
  Common stock, $1 par value -- 3,000,000 shares authorized, 2,040,100 shares
     issued and outstanding........................................................    2,040
  Paid-in capital..................................................................   26,142
  Accumulated deficit..............................................................  (13,126)
                                                                                     --------
     Total stockholder's equity....................................................   15,056
                                                                                     --------
Total liabilities and stockholder's equity.........................................  $41,052
                                                                                     ========

See notes to combined financial statements.

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

            COMBINED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Net sales.........................................................................  $ 79,359
Cost of goods sold................................................................    62,066
                                                                                    --------
  Gross profit....................................................................    17,293
OPERATING EXPENSES:
  Selling and marketing...........................................................    11,638
  General and administrative......................................................     4,620
  Shipping and warehouse..........................................................     1,981
                                                                                    --------
     Total operating expenses.....................................................    18,239
                                                                                    --------
Operating loss....................................................................      (946)
OTHER EXPENSE:
  Interest expense, net...........................................................    (1,935)
  Other, net......................................................................      (241)
                                                                                    --------
     Total other expense..........................................................    (2,176)
                                                                                    --------
Loss before income taxes..........................................................    (3,122)
Income tax expense (Note 6).......................................................       (23)
                                                                                    --------
Net loss before cumulative effect of accounting change............................    (3,145)
Cumulative effect of accounting change (Note 2)...................................       214
                                                                                    --------
Net loss..........................................................................    (2,931)
Accumulated deficit, January 1, 1996..............................................   (10,195)
                                                                                    --------
Accumulated deficit, December 31, 1996............................................  $(13,126)
                                                                                    ========

See notes to combined financial statements.

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss........................................................................  $ (2,931)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization................................................       582
     Write-off of property and equipment..........................................       523
     Change in assets and liabilities:
       Accounts receivable........................................................     4,107
       Due from affiliated companies..............................................    (1,176)
       Inventory..................................................................       (17)
       Prepaid expenses and other assets..........................................       759
       Accounts payable and accrued liabilities...................................     1,602
       Bank overdrafts............................................................       402
       Due to affiliated companies................................................      (910)
                                                                                    --------
          Net cash provided by operating activities...............................     2,941
                                                                                    --------
Cash flows from investing activities:
  Purchases of property and equipment.............................................      (154)
Cash flows from financing activities:
  Net borrowings on notes payable to banks........................................    43,324
  Payments of long-term debt and capital lease obligations........................   (47,193)
                                                                                    --------
          Net cash used in financing activities...................................    (3,869)
                                                                                    --------
Net decrease in cash and cash equivalents.........................................    (1,082)
Cash and cash equivalents, beginning of year......................................     1,082
                                                                                    --------
Cash and cash equivalents, end of year............................................  $     --
                                                                                    ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest..........................................  $  1,778
                                                                                    ========
  Cash paid during the year for income taxes......................................  $     --
                                                                                    ========

See notes to combined financial statements.

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business -- WorldCrisa Corporation ("WorldCrisa") and Crisa Corporation ("Crisa") (the "Companies") are wholly owned subsidiaries of American Assets Holding Company ("American"), which is a wholly owned subsidiary of Vitro, Sociedad Anonima ("Vitro, S.A."), a Mexican publicly owned corporation. WorldCrisa imports and markets tableware products, including china, glass and silverware, for the food service industry, principally in the United States. Crisa is the exclusive U.S. distributor of household glassware, glass fixtures, leaded crystal products, enamel cookware and tableware manufactured by Mexican subsidiaries of the Vitro consolidated group.

     The primary subsidiaries of WorldCrisa are World Tableware Corporation ("WTC"); a U.S. holding company for investment in World Tableware International, Ltd. ("WTI-Taiwan"); a Taiwan holding company for investment in World Tableware International (Europe) S.A. ("WTI-Europe"); and a Belgian trading company with a registered Taiwan branch providing purchasing services to WorldCrisa and affiliates and to third parties.

     Basis of Presentation -- The combined financial statements are prepared in accordance with generally accepted accounting principles in the United States. The combined financial statements include the accounts of Crisa, WorldCrisa and the wholly owned subsidiaries of WorldCrisa as described above. Substantially all transactions are denominated in U.S. dollars. All significant intercompany accounts and transactions have been eliminated.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Companies consider all highly liquid debt instruments and investments readily convertible to cash and with a maturity of three months or less at the date of purchase to be cash equivalents.

     Inventory -- Inventory is stated at the lower of cost or market. Cost, which includes materials, purchased components, direct labor, import tariffs, storage and other purchasing costs, is determined under the average cost method of accounting. Inventory is composed primarily of finished goods.

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over estimated useful lives of three to five years. Replacements, renewals and significant improvements are treated as capital additions. Maintenance and repairs are charged to expense as incurred.

     Excess of Cost Over Net Assets of Acquired Business -- Excess of cost over net assets of acquired business is being amortized on a straight-line basis over 30 years. On an annual basis, WorldCrisa compares the carrying value of this asset to an estimate of WorldCrisa's fair value to evaluate the reasonableness of the carrying value and remaining amortization period. Accumulated amortization totaled $771 as of December 31, 1996.

     Income Taxes -- Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. These temporary differences relate primarily to the allowance for doubtful accounts receivable, which is not currently deductible for tax purposes.

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

     Foreign Operations -- Assets of $417, liabilities of $217 and a net loss of $100 associated with the Taiwan subsidiary as of and for the year ended December 31, 1996, are included in the accompanying combined financial statements.

     The functional currency of the Taiwan subsidiary is the U.S. dollar since cash flows and financing activities are primarily denominated in U.S. dollars. The monetary assets and liabilities of Taiwan have been translated at year-end exchange rates; inventories, property, and nonmonetary assets and liabilities have been translated at historical rates. Income and expense accounts are translated at the average rates in effect, except that depreciation and cost of sales are translated at historical rates. All exchange gains and losses from remeasurement of monetary assets and liabilities are recognized currently in income.

2. CHANGE IN ACCOUNTING

     In 1996, the Companies changed their method of accounting for capitalized costs included in inventory. The Companies capitalized additional expenses incurred during 1996 which had been incurred but were not capitalized in previous years. In management's opinion, the capitalization of these additional expenses better reflects the costs of obtaining and storing inventory. This change resulted in an increase in inventory as of December 31, 1996, and a reduction in cost of goods sold of $183 for the year ended December 31, 1996. The cumulative effect as of January 1, 1996, of this accounting change was $214.

3. TRANSACTIONS WITH RELATED PARTIES

     During 1996, Crisa purchased $26,334 in glassware and other supplies from VitroCrisa, a wholly owned subsidiary of Vitro, S.A.

     During 1996, Crisa paid $1,795 in administrative charges to VitroCrisa. These charges represent certain administrative and other services performed on Crisa's behalf. In the accompanying combined statement of operations, the administrative charges are allocated as follows: $282 is included in general and administrative, $96 is included in selling and marketing, and $1,417 is included in shipping and warehouse.

     As of December 31, 1996, due from affiliated companies includes $1,176 due from VitroCrisa and $83 due from Vitro, S.A.

     As of December 31, 1996, due to affiliated companies includes $1,182 due to VitroCrisa and $56 due to Acero Porcelanizado, S.A. de C.V., a wholly owned subsidiary of VitroCrisa, for enamelware purchased during 1996.

     Vitro, S.A. is guarantor on certain notes payables to banks (see Note 5). The Companies are charged a guarantor fee by Vitro, S.A. at an annual rate of 1.5% of the outstanding balances. During 1996, these charges totaled $91.

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

     Furniture and fixtures....................................................  $ 1,401
     Machinery and equipment...................................................    2,217
     Leasehold improvements....................................................      138
                                                                                  ------
                                                                                   3,756
     Less accumulated depreciation and amortization............................   (3,178)
                                                                                  ------
                                                                                 $   578
                                                                                  ======

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

5. NOTES PAYABLE TO BANKS

     Notes payable to banks consist of the following:

     Revolving credit facility from Bank of New York; interest at 1.5% above the bank's base lending rate (8.25% at December 31, 1996); agreement
       expires November 9, 1998................................................  $   936
     Note payable from Bank of New York; interest at 2% above the bank's base lending rate (8.25% at December 31, 1996); agreement expires November 9,
       1998....................................................................      200
     Note payable from Bank of New York; interest at 2.75% above the Eurodollar
       rate (7.5% at December 31, 1996); agreement expires November 9, 1998....    6,500
     Revolving loan up to $7,150 from Laredo National Bank; interest at 2%
       above Chase Manhattan Bank, N.A. prime rate (8.25% at December 31,
       1996); agreement expires June 14, 1997; secured by 75% of Crisa accounts receivable and 60% of Crisa inventory; guaranteed by Vitro, S.A. up to
       $2,400..................................................................    6,681
     Note payable from California Commerce Bank; interest at 1.75% above the bank's reference rate (8.75% at December 31, 1996); note is unsecured
       and guaranteed by Vitro, S.A.; note matures December 5, 1997............    2,000
                                                                                 -------
     Total notes payable to banks -- current...................................  $16,317
                                                                                 =======

     The revolving credit facility and two notes payable with the Bank of New York are part of an overall loan agreement (the "Agreement") that permits maximum loans in total of the lesser of $16,000, less certain adjustments, including the aggregate amount of outstanding letters of credit, inventory targeted by WorldCrisa as slow-moving, and additional inventory reserves or the sum of 85% of eligible accounts receivable and 55% of eligible inventory also adjusted for certain items. As of December 31, 1996, WorldCrisa had $2,600 in available credit under the Agreement. The Bank of New York's advances are secured by all receivables, equipment, inventory, general intangibles and other rights of WorldCrisa. The Agreement also contains financial and other covenants, including but not limited to calculation of minimum net worth, current ratio and debt to equity ratio, and also includes limitations on capital expenditures and new indebtedness. Vitro, S.A. has guaranteed $3,000 of any outstanding balance under the Agreement.

As of December 31, 1996, WorldCrisa was in violation of several financial covenants and has not received a waiver from the Bank of New York. These violations constituted an event of default, and the bank, therefore, reserves the right to call the outstanding balance due. Accordingly, the entire balance of advances from the Bank of New York has been classified as current (see Note
9).

     The revolving loan agreement with Laredo National Bank ("Laredo") expired on June 14, 1997, and Crisa failed to pay off the outstanding balance as of that date. Attempts to refinance the loan with Laredo failed, and Crisa made arrangements for alternative financing to pay off the loan (see Note 9).

6. INCOME TAXES

     In 1996, the Companies were included in the consolidated federal tax return of certain Vitro, S.A. companies. Consequently, in 1996, the Companies recognized income tax expense or benefit approximating that which would have resulted from filing separate returns. The federal tax sharing policy of Vitro, S.A. provides for the Companies to receive benefit for losses when such losses would have been utilized on a stand-alone basis.

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

     Current income taxes (benefit) include the following:

          Federal............................................................  $28
          State..............................................................   (5)
          Foreign............................................................
                                                                               ---
          Total                                                                $23
                                                                               ===

     Differences between the Companies' effective tax rate and the federal statutory rate of 34% are primarily attributable to the effects of tax-basis net operating losses, federal taxes on certain foreign income, tax effects of temporary differences related to purchase accounting adjustments and the effect of certain special compensation arrangements.

     At December 31, 1996, Crisa had net operating loss carryforwards of $723, which begin expiring in 2003. In addition, Crisa had alternative minimum tax credit carryforwards of $240, which have no expiration date.

     WorldCrisa has U.S. net operating losses of $6,587, which may be carried forward to offset future net income through 2011. Pursuant to the federal tax sharing policy of Vitro, S.A., WorldCrisa is entitled to receive the benefit of the current net operating loss. However, in 1995, WorldCrisa recorded a tax liability under the tax sharing policy due to foreign dividend income. Vitro, S.A. agreed to hold harmless the payment of the liability resulting from the dividend income eliminating WorldCrisa's ability to carry back losses against 1995 income. Therefore, the asset generated by the net operating losses is fully reserved as of December 31, 1996, in the combined financial statements due to WorldCrisa's inability to utilize the losses on a stand-alone basis.

     WorldCrisa also has Taiwan tax loss carryforwards of approximately $700, which can be carried forward to offset future profits recognized in Taiwan. Approximately $276 of such carryforwards expire in 1997, with the remaining amounts expiring in 1998 and 1999.

     The Companies' utilization of net operating losses could be limited due to changes in ownership, including those described in Note 10.

     Net current deferred income taxes included in the accompanying combined balance sheet at December 31, 1996, consist of the following:

          Net assets......................................................  $ 5,332
          Valuation reserve...............................................   (5,332)
                                                                            -------
                                                                            $    --
                                                                            =======

7. CONCENTRATIONS, COMMITMENTS AND CONTINGENCIES

     Concentrations -- Crisa purchases all of its glassware and other supplies from VitroCrisa.

     As of and for the year ended December 31, 1996, WorldCrisa's top two customers accounted for 22% of its total sales and 12% of its accounts receivable. The loss of either of these customers could adversely affect operating results.

     As of and for the year ended December 31, 1996, Crisa's top two customers accounted for 15% of its total sales and 5% of its accounts receivable. The loss of either of these customers could adversely affect operating results.

     Litigation -- The Companies are involved in litigation as of December 31, 1996, the outcome of which management believes will have no effect on the financial position, results of operation or cash flows of the Companies.

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

     Capital Leases -- Obligations under capital leases have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at interest rates ranging from 9.04% to 9.51%. The capitalized cost of $274 for 1996 less accumulated depreciation of $121 is included in property and equipment in the accompanying combined financial statements.

     A summary of future minimum lease payments under capital leases together with the present value of the net minimum lease payments is as follows:

     Fiscal year ending December 31:
       1997.......................................................................  $59
       1998.......................................................................   36
                                                                                    ---
     Total minimum lease payments.................................................   95
     Amount representing interest.................................................    7
                                                                                    ---
     Present value of future minimum lease payments...............................  $88
                                                                                    ===

     Operating Leases -- The Companies were committed under operating leases in the United States (primarily for administrative offices and warehouse space) having an initial lease term of one year or more and expiring on various dates. Rental expense for administrative offices and warehouse facilities under all long-term operating leases aggregated $1,395 in 1996.

     The minimum future obligations under long-term noncancelable leases in effect are as follows:

     Fiscal year ending December 31:
       1997.....................................................................  $1,093
       1998.....................................................................     748
       1999.....................................................................     511
       2000.....................................................................     508
       2001 and thereafter......................................................   1,224
                                                                                  ------
                                                                                  $4,084
                                                                                  ======

8. EMPLOYEE BENEFIT PLANS

     WorldCrisa has a 401(k) defined contribution savings plan covering substantially all U.S. hourly and salaried employees of the Companies. The Companies contribute 2% of each eligible employee's earnings to the plans. The Companies also match 75% of employee contributions up to a maximum of 6% of the employee's earnings. The Companies recognized $156 of expense for contributions to the 401(k) plan during 1996.

9. SUBSEQUENT EVENTS

     On August 22, 1997, WorldCrisa entered into a commitment with Texas Commerce Bank to borrow $16,000, maturing on September 24, 1997, to pay off all outstanding debt to the Bank of New York (see Note 5). In conjunction with this repayment to the Bank of New York, WorldCrisa will accelerate amortization of $192 in outstanding deferred charges and incur $320 in prepayment penalties on the date of funding.

     On July 21, 1997, Crisa entered into an agreement with American to borrow $10,000, maturing on October 20, 1997, to pay off all outstanding debt to Laredo National Bank and California Commerce Bank (see Note 5).

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

10. SUBSEQUENT EVENT (UNAUDITED)

     On August 29, 1997, Libbey, Inc. ("Libbey") acquired certain of Crisa's inventory of glass tableware products along with certain other assets related to Crisa's glass tableware business (the "Crisa Inventory Purchase") and acquired certain assets and assumed certain liabilities of WorldCrisa. Immediately after the Crisa Inventory Purchase, Libbey purchased a 49% interest in the Crisa industrial and lighting business assets along with certain liabilities related to those assets.

                                  * * * * * *

             INDEPENDENT AUDITORS' REPORT ON SUPPLEMENTAL SCHEDULE

     Our report dated August 22, 1997, was made for the purpose of forming an opinion on the basic combined statements of operations and accumulated deficit and of cash flows taken as a whole. The supplemental combining statement of operations is presented for purposes of additional analysis and is not a required part of the basic combined financial statements. This supplemental schedule is the responsibility of the Companies' management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic combined financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic combined financial statements taken as a whole.

Deloitte & Touche LLP
August 22, 1997
Dallas, Texas

                  WORLDCRISA CORPORATION AND CRISA CORPORATION

                       COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                        CRISA(1)
                                                   --------------------------------------------------
                                                   WORLDCRISA     RETAIL      INDUSTRIAL     COMBINED
                                                   ----------     -------     ----------     --------
Net sales........................................   $ 39,840      $19,399      $ 20,120      $79,359
Cost of goods sold...............................     30,607       14,924        16,535       62,066
                                                     -------      -------       -------      -------
     Gross profit................................      9,233        4,475         3,585       17,293
OPERATING EXPENSES:
  Selling and marketing..........................      6,592        2,233         2,813       11,638
  General and administrative.....................      3,250          673           697        4,620
  Shipping and warehouse.........................      1,157          406           418        1,981
                                                     -------      -------       -------      -------
     Total operating expenses....................     10,999        3,312         3,928       18,239
                                                     -------      -------       -------      -------
Operating income (loss)..........................     (1,766)       1,163          (343)        (946)
OTHER EXPENSE:
  Interest expense, net..........................     (1,227)        (348)         (360)      (1,935)
  Other, net.....................................        (59)         (89)          (93)        (241)
                                                     -------      -------       -------      -------
     Total other expense.........................     (1,286)        (437)         (453)      (2,176)
                                                     -------      -------       -------      -------
Income (loss) before income taxes................     (3,052)         726          (796)      (3,122)
Income tax expense...............................                     (11)          (12)         (23)
                                                     -------      -------       -------      -------
Net income (loss) before cumulative effect of
  accounting change..............................     (3,052)         715          (808)      (3,145)
Cumulative effect of accounting change...........        214                                     214
                                                     -------      -------       -------      -------
Net income (loss)................................   $ (2,838)     $   715      $   (808)     $(2,931)
                                                     =======      =======       =======      =======

---------------

(1) Operating and other expenses related to Crisa Retail ("Retail") and Crisa Industrial ("Industrial") were separately identified and included in the respective operating and other expenses for both divisions. Any remaining operating and other expenses were allocated based on net sales of the divisions.